Alex D. Domantay & Associates
                           Certified Public Accountant

               5147 Hermosa Avenue, Los Angeles, California 90041
                Tel No. 323-982-9062      Fax No. 323-982-9036
         Email No. addacpas@aol.com Website: www.filipino-directory.com



September 20, 2004


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington D C 50549

Re: Pacific Sands, Inc.

Gentlemen:

We have read the statement included under section 4, Item 4.01(1) of Pacific Sands, Inc.'s Form 8-K to be filed September 20, 2004. We agree with such statements made regarding our firm.

Our decision to decline for re-election as an independent accountant has nothing to do with any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope procedure limitation as required by the profession or the S-K regulations.
..

Very yours truly,



Alex D Domantay, CPA